Exhibit 10.45

January 23, 2020

Shao Lee Lin, MD PhD

1111 Evergreen Dr.

Lake Forest, IL 60045

Dear Shao-Lee:

Pursuant to Section 4.1.3 of the Executive Employment Agreement, effective January 8, 2018, by and between Horizon Therapeutics Inc. (formerly known as Horizon Pharma, Inc.), Horizon Therapeutics USA, Inc. (formerly known as Horizon Pharma USA, Inc.) (collectively referred to as “Horizon Therapeutics”) and you, Shao-Lee Lin, Horizon Therapeutics is terminating your employment without cause. This termination shall be effective today, January 23, 2020.

Based on this action, and in accordance with Sections 4.4.3(i) and 4.4.4(i), and subject to your obligations, which include but are not limited to signing the Release, which is attached as Exhibit A, and the Non-Compete Agreement, which is attached as Exhibit B, and certain other continuing obligations under your Executive Employment Agreement, you will be entitled to certain additional payments and equity acceleration, which are summarized in Exhibit C.

Please remember that the benefits described in Exhibit C are conditioned on your execution of Exhibits A & B. Additionally, you should be aware of your continuing contractual commitments to the Company and legal obligations, and the importance with which the Company views these obligations. Specifically, you have contractually agreed, for a period of 12 months, to refrain from directly or indirectly soliciting or encouraging any Horizon Therapeutics employee to leave their employment with the Company. Secondly, per your Employee Confidentiality and Inventions Agreement you have a continuing legal and contractual obligation not to disclose, publish, or otherwise use for any purpose the Company’s Confidential Information.

Sincerely,

/s/ Brian K. Beeler
Brian K. Beeler
Executive Vice President, General Counsel

cc            human resource file

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.4 of the Executive Employment Agreement dated January 8, 2018 (the “Employment Agreement”), to which this form is attached, and the consideration described in Exhibit C attached thereto, I, Shao-Lee Lin, hereby furnish Horizon Therapeutics, Inc. and Horizon Therapeutics USA, Inc. (together the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my employment or the termination thereof prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorney’s fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Illinois Human Rights Act, the Illinois Equal Pay Act, the Illinois Religious Freedom Restoration Act, and the Illinois Genetic Information Privacy Act. Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights to indemnification under the articles and bylaws of the Company or applicable law; to payments under Sections 4.4.3 of the Employment Agreement; under any provision of the Employment Agreement that survives the termination of that agreement; under any applicable workers’ compensation statute; under any option, restricted share or other agreement concerning any equity interest in the Company; as a shareholder of the Company or any other right that is not waivable under applicable law. I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although l may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised. If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this, Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier). I acknowledge my continuing obligations under my Confidential Information and Inventions Agreement dated January 8, 2018. Pursuant to the Confidential Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the payments and other benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Confidential Information and Inventions Agreement.

This Release and Waiver, including my Confidential Information and Inventions Agreement dated January 8, 2018 constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duty authorized officer of the Company.

Date: February 14, 2020

By:	/s/ Shao-Lee Lin
Shao-Lee Lin

EXHIBIT B

NON-COMPETITION AGREEMENT

In consideration of the payments and other benefits set forth in Section 4.4 of the Executive Employment Agreement, effective January 8, 2018, by and between Horizon Therapeutics Inc. (formerly known as Horizon Pharma, Inc.), Horizon Therapeutics USA, Inc. (formerly known as Horizon Pharma USA, lnc.) (collectively referred to as “Horizon Therapeutics”) and you, Shao-Lee Lin (the “Employment Agreement”), pursuant to Section 4.4.3(i), l, Shao-Lee Lin, for a period of twelve (12) months following my termination on January 23, 2020, agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by me to be adverse or antagonistic to Horizon Therapeutics, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Horizon Therapeutics or any of its affiliates. Notwithstanding the foregoing, I may invest and/or maintain investments in any public or private entity up to an amount of 2% of an entity’s fully diluted shares and on a passive basis.

Date: February 14, 2020

By: /s/ Shao-Lee Lin
Shao-Lee Lin

EXHIBIT C

TERMS OF SEPARATION

Pursuant to your Employment Agreement:

•	Last day of service 1/23/2020

•	12 months of base salary ($643,750)

•	12 months of COBRA

•

1/5/2020 Vesting – 2019 Grant – PSU – 12,588 shares – The portion of these performance grants that have vested as of 1/5/2020 will payout as soon as the determination of metrics is completed. The share number may differ based on the performance factors that were achieved.

•	12 months accelerated vesting on all time based awards including options and RSUs, including the following:

o	1/4/2021 Vesting – 2018 Grant – RSU – 17,892 shares – Per 12 months accelerated vesting on all time-based awards including options and RSUs.

o	1/5/2021 Vesting – 2018 Grant – RSU – 32,363 shares – Per 12 months accelerated vesting on all time-based awards including options and RSUs.

o	1/5/2021 Vesting – 2019 Grant – RSU – 17,983 shares – Per 12 months accelerated vesting an all time-based awards including options and RSUs.

o	1/5/2021 Vesting – 2020 Grant – RSU – 12,094 shares – Per 12 months accelerated vesting on all time-based awards including options and RSUs.

o	Accelerated vesting of all stock options that would have vested through 1/23/2021- Per 12 months accelerated-vesting on all time-based.

•	Payment of five (5) days of PTO (maximum carryover from 2019)

•	Payment of 2019 Discretionary Bonus in the amount of $386,250.00 (60% of $643,750.00)

You will receive a package from HR that explains the transition from other company benefits you might currently be enrolled in.